Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

James A. Reinstein

President & CEO

415-657-5500

Investor Relations

John Mills

ICR, Inc.

646-277-1254

john.mills@icrinc.com

Cutera Announces Appointment of Sandra Gardiner as CFO

BRISBANE, California, December 4, 2017 ─ Cutera, Inc. (NASDAQ: CUTR) (“Cutera” or the “Company”), a leading provider of laser and energy-based aesthetic systems for practitioners worldwide, announced the appointment of Ms. Sandra A. Gardiner to the position of Executive Vice-President and Chief Financial Officer (“CFO”). Ms. Gardiner has been serving in this role on a consulting basis since July 12, 2017.

Immediately prior to joining Cutera, Ms. Gardiner served as Vice President, Finance and Chief Financial Officer with Tria Beauty, Inc., a medical device manufacturer of laser based aesthetic devices. Ms. Gardiner joined Tria Beauty in April 2015, until its acquisition in April 2017. Ms. Gardiner has over 27 years’ experience in the life science industry with 19 years specifically in the medical device industry. In addition to Tria Beauty, Ms. Gardiner has been Chief Financial Officer of two publically traded entities, Vermillion and Lipid Sciences, as well as three privately held companies, Asante Solutions, Aptus Endosystems and Ventus Medical. Ms. Gardiner holds a Bachelor of Arts degree in Management Economics from the University of California, Davis and began her career with Advanced Cardiovascular Systems.

"We’re delighted to welcome Sandy to this permanent role at Cutera and to our Executive Leadership Team as our CFO,” said James Reinstein, Cutera’s CEO. “Sandy is equipped with a strong healthcare and device background, coupled with the financial acumen and acuity to manage our financial strategy. In her short time in the consulting CFO position, she’s made incredible progress, and had a significant impact on, scaling our finance organization for Cutera’s future. I previously worked with Sandy and know she will help drive performance, expand our portfolio, and manage our financial architecture in a sustainable manner.” said Mr. Reinstein.

Ms. Gardiner said, "I am thrilled to join the exceptional team at Cutera on a permanent basis,” said Ms. Gardiner. “In the short time I’ve been associated with the team at Cutera, it’s clear we share a passion of innovative products, while focusing on growth that will lead us to even greater success as a company.”

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.